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                                                                   EXHIBIT 10.27

July 1, 1999

Mr. William F. Rolinski
President/CEO
Big Buck Brewery & Steakhouse, Inc.
P.O. Box 1430
550 South Wisconsin Street
Gaylord, MI 49734-5430

      Re:   NON-EXCLUSIVE FINANCING FOR BIG BUCK BREWERY & STEAKHOUSE, INC.

Dear Mr. Rolinski:

      This letter of intent sets forth the preliminary terms and conditions under which Private Equity ("Private Equity") would be willing to engage in the debt financing and/or syndication of certain properties owned by Big Buck Brewery & Steakhouse, Inc. and/or its affiliates ("Big Buck") and is not intended to be a binding agreement except as described in paragraph 11 below. Exhibit A, attached hereto and by this reference made a part hereof, describes the Big Buck properties subject to this agreement.

1. SERVICES PROVIDED. Private Equity shall provide the following investment banking services, as appropriate and necessary to complete the transaction:

      A. We will provide advice, recommendations and introductions regarding financing options, market conditions and program structure. We will assist in arranging up to $10,500,000 in term debt financing.

      B. We will assemble with your cooperation and package the appropriate documentation for use in funding the proposed financing package detailing the proposed terms and conditions.

2. NON-EXCLUSIVITY. Big Buck and its affiliates agree to inform Private Equity of any other firms or organizations that may be involved in raising debt financing and supply a list of contacts so there will be no duplication of work. This is a non-exclusive agreement between parties and is recognized as such.

3. EXPENSES. Big Buck shall bear all reasonable costs and expenses approved by Big Buck incident to the issuance of this debt financing, including but not limited to: (as applicable) all costs and outside counsel fees including the fees and expenses of our outside consultants; appraisals; engineering and environmental reports; fees and expenses of counsel for Private Equity.

4. COMPENSATION. Private Equity will collect a fee of five percent (5%) of the total amount of the term funds. It is stipulated and agreed that such compensation shall be deemed fully "earned" and payable immediately upon your closing of debt funds.

5. DISCLOSURE/DUE DILIGENCE. Big Buck agrees to provide Private Equity and/or its consultants with all information, including up-to-date financial data on its operations. All such information shall be furnished in a timely manner and shall be complete and accurate to the best of Big Buck's knowledge. Big Buck authorizes Private Equity, its affiliates and/or assigns to commence due diligence investigations, which in Private Equity's

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Mr. William F. Rolinski
July 1, 1999
Page 2


      judgement would be required to complete the transaction. Big Buck will allow prospective investors or participants the opportunity to ask questions concerning the operations and financial statements as necessary.

6. CONFIDENTIALITY. Private Equity agrees to keep confidential all information concerning Big Buck's business including but not limited to its methods of operation, forms, correspondence and writings concerning Big Buck's business disclosed in connection with this transaction provided, however, that Private Equity may provide prospective underwriters, selling group participants and/or investors information which in Private Equity's judgment may be reasonably required by those parties in making an informed investment decision. Big Buck agrees to keep confidential any information concerning Private Equity's business including Private Equity's industry contacts which it may introduce to Big Buck without exception whatsoever.

7. TERM/NONCIRCUMVENTION. This agreement shall remain in full force and effect for a period of one (1) year following the date of this letter, unless otherwise terminated by either party as provided in paragraph 11 herein. Except as noted herein, during the term of this agreement, Big Buck will not directly or indirectly attempt to complete similar transactions with prospective investors introduced to Big Buck by Private Equity. If such transaction is undertaken, Big Buck will pay Private Equity, its affiliates or assigns, compensation as provided in paragraph 4 above, irrespective of Private Equity's involvement in such undertaking.

8. INDEMNIFICATION. Big Buck agrees to indemnify and hold harmless Private Equity, its officers, directors, employees and affiliates against any loss, claims, damages, and other liabilities, costs and expenses as may be incurred (including without limitation, reasonable legal expenses) in connection with any negligent or intentional or willful misrepresentation by Big Buck. However, Big Buck will not be liable under this paragraph to the extent that any loss, claim, damage or liability are finally determined by a court of competent jurisdiction to have been the result of gross negligence, willful misconduct, or intentional misrepresentation on the part of Private Equity, its employees or affiliates; in which case Private Equity shall similarly indemnify Big Buck.

9. TERMINATION/SURVIVAL. Either Big Buck or Private Equity may elect to terminate this agreement as follows for any reason with sixty (60) days' advance notice each to the other: (A) Should Big Buck unilaterally elect to terminate the agreement. Big Buck agrees to pay its own expenses and all other fees and expenses incurred pursuant to this letter, in particular paragraph 3 above. (B) Should Private Equity unilaterally terminate this agreement, it shall release Big Buck from its noncircumvention obligations in paragraph 7 above, provided it receives payment-in-full for all unreimbursed expenses it may have incurred to the effective date of the termination, pursuant with paragraph 3 above. Except as otherwise provided herein, requirements of confidentiality, indemnification, and noncircumvention in paragraphs 6, 7, and 8 above, shall survive termination of this agreement.

10. INTEGRATION. This letter contains all understandings and agreements of the parties and supercedes any and all prior communication between the parties, oral and written, and may be amended only by writing and signed by both parties. While Private Equity has described in general the features and costs of the proposed financing, the precise terms and conditions and costs are subject to change based on market conditions and the requirements of other parties as may be necessary to complete the offering.

11. BINDING AGREEMENT, NOT A COMMITMENT. This letter shall be a binding agreement with respect to paragraphs 2, 3, 4, 6, 7 and 8 but shall not obligate Private Equity to take any action or execute any agreement until it has reviewed all the financial and other information and, in its sole discretion, deems

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Mr. William F. Rolinski
July 1, 1999
Page 3


      them to be acceptable and appropriate to undertake an offering. Nothing in this agreement shall be construed as a commitment to underwrite or distribute securities. Such an undertaking can only be made after completion of the due diligence process, preparation of appropriate documentation and successful establishment of a selling group.

12. NOTICE. Any notice to be given pursuant to this agreement may be effected in writing by personal delivery, or by Certified U.S. Mail, addressed to the other party at the address shown below. Service by mail shall be deemed effective at the expiration of the fifth business day after mailing. Each party may designate a substitute address by giving written notice to the other party. Mailed notices shall be addressed as follows:

      PRIVATE EQUITY        20550 Vernier Road, Suite 100
                            Harper Woods, Michigan 48225
                            ATTN: E. Michael Coleman, Director, Capital Markets

      BIG BUCK              P.O. Box 1430
                            550 South Wisconsin Street
                            Gaylord, Michigan 49734-5430
                            ATTN: William F. Rolinski, President/CEO

13. MISCELLANEOUS. In the event of a dispute under this agreement, the parties agree to submit to binding arbitration under the rules established by the American Arbitration Association. The prevailing party will be entitled to receive reimbursement for all legal expenses and costs of enforcing this agreement. This agreement shall be governed by the laws of the state of Michigan.

14. EXECUTION IN COUNTERPARTS. This letter may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts together constitute only one and the same instrument. The parties also agree that a duly executed counterpart transmitted by facsimile shall have the same force and effect as the signed original.

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Mr. William F. Rolinski
July 1, 1999
Page 4


      This letter is solely for the benefit of the parties and may not be relied upon by any other person or entity. If this letter correctly sets forth your understanding of our agreement, please indicate your acceptance by signing and returning to us the enclosed copy of this letter before July 2, 1999.

                                                   Very truly yours,

                                                   PRIVATE EQUITY LLC


                                                   /s/ E. Michael Coleman
                                                   -----------------------------
                                                   E. Michael Coleman
                                                   Director, Capital Markets

AGREEMENT ACCEPTED AND
AUTHORIZATION GIVEN TO PROCEED BY:


/s/ William F. Rolinski                              July 2, 1999
------------------------------------               -----------------------------
William F. Rolinski, President/CEO                       Date
Big Buck Brewery & Steakhouse, Inc.

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                                    EXHIBIT A

DEBT FINANCING

      Term:              To Be Determined
      Amount:            To Be Determined
      Interest Rate:     To Be Determined


                                       A-1